QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(6)

ALLEGIANCE TELECOM, INC. FORM OF RESTRICTED STOCK AGREEMENT PURSUANT TO
THE 1998 STOCK INCENTIVE PLAN, AS AMENDED

        This Restricted Stock Agreement (this "Agreement") is made and entered into as of the date of award indicated below (the "Award Date") by and between Allegiance Telecom, Inc., a Delaware corporation ("we" or the "Company"), and the person named below as participant ("you" or the "Participant"). All capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in Paragraph 5 of this Agreement.

        WHEREAS, Participant is an [employee] [member of the Board of Directors] of the Company; and

        WHEREAS, pursuant to that certain offer to exchange options for restricted stock (the "Offer"), the Board of Directors of the Company (the "Board") and/or the committee of the Board administering the Company's 1998 Stock Incentive Plan (as this plan may be amended from time to time according to its terms, the "Plan") has approved the award to Participant of shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"), on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1.    Award Certain Terms and Conditions.

        (a)  Number of Shares Awarded—Purchase Price.    The Company hereby awards to you, and you hereby accept, as of the Award Date, in consideration of the cancellation of options to purchase Common Stock pursuant to the Offer and that certain Letter of Transmittal from you, the number of shares of Common Stock indicated below (the "Restricted Shares"). Concurrently with the delivery of this Agreement, you shall deliver a duly executed blank Assignment Separate from Certificate (in the form attached as Exhibit I) with respect to the Restricted Shares.

  Participant:

  Award Date:

  Number of Restricted Shares Awarded:

        (b)  You are Bound by the Plan.    A copy of the Plan has been previously provided to you. You acknowledge that a current version of the Plan is available on the Company's intranet site, and the Company agrees to supply to you a paper copy of the current version of the Plan upon your request. When you sign this Agreement, you will be deemed to have completely and carefully reviewed this Agreement and the Plan and we therefore advise you to do so before you sign. When you sign this Agreement, you agree to be bound by all of the terms of the Plan and this Agreement with respect to the Restricted Shares.

        (c)  You are Bound by all of the Company's Policies.    As consideration for the award of Restricted Shares hereunder, you agree that you have signed and that you will continue to be bound by (i) all Company policies, including but not limited to, the Company's Anti-Slamming and Anti-Cramming policy, as such policies may be updated from time to time and (ii) the Company's Agreement to Protect Intellectual Property. The Anti-Slamming and Anti-Cramming policy and the Agreement to Protect Intellectual Property is specifically incorporated herein by reference, as if fully stated in this Agreement.

        (d)  Retention of Company's Rights.    When you sign this Agreement, you will also be deemed to agree that nothing in this Agreement or in the fact that we have awarded you the Restricted Shares (i) entitles you to remain [employed by] [a director of] the Company for any period of time or to continue to receive your present (or any other) rate of compensation, (ii) affect [our right to terminate your employment at any time and for any reason] [the term of your Board membership], (iii) give you the right to be selected at any time for future awards of Restricted Shares or option grants, or (iv) provide for any adjustment to the number of Restricted Shares upon the occurrence of any events except as described in Paragraph 4 below.

        (e)  Binding Agreement; Noncontravention.    You represent and warrant to the Company that this Agreement constitutes the legal, valid and binding obligation of you, enforceable in accordance with its terms, and your execution, delivery and performance of this Agreement does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject.

  2.
  Vesting of Restricted Shares.

        (a)  Vesting Schedule.    You shall acquire a vested interest in the Restricted Shares as set forth in the following table:

Vesting Date	Cumulative percentage of Restricted Shares Vested on Such Vesting Date
Award Date	0%
September 30, 2002	34.00%
December 31, 2002	42.25%
March 31, 2003	50.50%
June 30, 2003	58.75%
September 30, 2003	67.00%
December 31, 2003	75.25%
March 31, 2004	83.50%
June 30, 2004	91.75%
September 30, 2004	100%

Notwithstanding the foregoing sentence, and except as otherwise provided herein, the above described vesting shall cease and no Unvested Restricted Shares (as defined below) shall vest after the date on which your employment with the Company terminates for any reason (the "Termination Date"). Restricted Shares which have become vested pursuant to the terms of this Agreement are referred to herein as "Vested Restricted Shares," and all other Restricted Shares are referred to herein as "Unvested Restricted Shares."

        (b)  For SVPs, EVP and Board members: Acceleration of Vesting upon a Change in Control.    Upon the consummation of a Change in Control, if you are still [employed by] [a director of] the Company immediately prior to such consummation, all Unvested Restricted Shares shall become Vested Restricted Shares.

                For VPs: Acceleration of Vesting upon Discharge after a Change in Control. If there is a Change in Control and your employment is terminated by the Company (including its successors) (other than a termination for Cause) upon such Change in Control or at any time during the 2-year period after such Change in Control occurs, all of your Unvested Restricted Shares will become Vested Restricted Shares on the Termination Date. For purposes of this paragraph (b) "terminated by the Company" means either you have been fired or otherwise terminated by the Company or you have elected to resign within 90 days after any of the following:

            (i)  a material reduction in your total compensation (which will include salary, bonus, commission structure or stock options and other equity-based compensation) without your written consent (it being understood that a change in the form or measure of compensation such as a change from salary-based to commission-based compensation, or a rearrangement of your compensation package to include a different combination of salary, bonus, commission, options, and/or incentive equity, will not by itself constitute such a material reduction),

          (ii)  a relocation of your place of employment to a site at least 100 miles away from your employment site immediately before the Change in Control without your written consent, or

          (iii)  a material reduction in your job authority and responsibilities without your written consent.

        (c)  Acceleration upon Death or Disability.    All Unvested Restricted Shares shall become Vested Restricted Shares upon the Termination Date if your [employment with the Company] [membership on the Board] terminates because of your death or permanent physical disability (as determined by the Committee in its sole discretion).

        (d)  Custody.    The Company (or its representatives) shall have the right to hold the Unvested Restricted Shares in custody until those shares have vested in accordance with the Vesting Schedule and until such time as you have paid the Company the federal and state income and employment withholding taxes to which you become subject as a result of the vesting of your Restricted Shares or otherwise, by cash payment or other arrangement agreed upon between the Company and you. If you decide to make an election under Section 83(b) of the Internal Revenue Code, you must provide for payment of federal and state employment and withholding taxes at this time.

        (e)  Deferral of Receipt of Shares.    At any time prior to the date which is at least six (6) months prior to any Vesting Date (and with respect to the first Vesting Date of September 30, 2002, at any time prior to June 30, 2002), you may deliver written notice to the Company (in the form attached as Exhibit III or such other form as approved by the Committee) setting forth your election to defer the distribution of all or any portion of the Restricted Stock that may vest on such Vesting Date (if any); in such event, no certificates representing shares of Common Stock will be delivered to you until the date of the event specified in such written notice. Your decision to defer the distribution of stock certificates is irrevocable. Notwithstanding a deferral of the distribution of the Common Stock hereunder, all Common Stock that is vested Restricted Stock will be distributed promptly after an official public announcement of a Change in Control or after termination of your [employment] [directorship] for any reason. Until shares of Common Stock that are vested Restricted Stock are distributed to you, you will not have any voting rights or rights to cash dividends with respect to such shares.

        (f)    Cancellation of Shares.    If requested by the Company, you or the holder of Unvested Restricted Shares forfeited pursuant to Paragraph 2(a) shall deliver to the Company any certificates therefor; provided, however, that if Participant forfeits shares as provided in Paragraph 2(a), then from and after such time, you or the holder of such shares shall no longer have any rights as a holder of such shares and the Company shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered to Company as required by this Agreement.

        (g)  Withholding of Taxes.    We will be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by us to you, the amount of any withholding or other tax due with respect to the issuance, vesting or distribution of the Restricted Shares, and we may defer the issuance or distribution of these shares unless you agree to indemnify us of this withholding obligation to our satisfaction. In order to satisfy all withholding and other taxes due hereunder, you agree to the following:

            (i)  as a condition of receiving any Vested Restricted Shares, you authorize the Company to sell, on each Vesting Date (or shortly thereafter), the number of Vested Restricted Shares that the Company deems necessary to satisfy the applicable withholding or other taxes;

          (ii)  you agree that the proceeds received from the sale of Vested Restricted Shares pursuant to this Paragraph 2(g) will be used to satisfy the withholding or other taxes and, accordingly, you hereby authorize the Company's brokers or other agents to pay such proceeds to the Company for such purpose. You understand that to the extent that the proceeds obtained by such sale exceeds the amount necessary to satisfy the withholding or other taxes, such excess proceeds shall be distributed to you; and

          (iii)  you acknowledge and agree that, in the event that there is not a market in the Common Stock, the Company will have the right to make other arrangements to satisfy the withholding or other taxes due hereunder.

        In addition, you may satisfy your tax obligation by cash payment, in accordance with the delivery procedures established by the Company from time to time. You agree to take such other action reasonably requested by the Company to assist the Company with its withholding and other tax obligations hereunder.

  3.
  Restrictions on Transfer of Restricted Shares.

        (a)  Retention of Restricted Shares.    You cannot sell, transfer, assign, pledge, hypothecate, or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Shares (a "Transfer" of Restricted Shares), except (i) to your "family members" as defined in and in accordance with the General Instructions to Form S-8 (in which case the restrictions set forth in the Plan and in this Agreement will continue to apply to such Restricted Shares after such Transfer and such permitted transferees of such Restricted Shares will have agreed in writing to be bound by the provisions of this Agreement with respect to such Restricted Shares) or (ii) in exchange for other Restricted Shares as described below in Paragraph 4 (each such transfer a "Permitted Transfer").

        (b)  Holdback Agreement.    You will not effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period commencing on the effective date of any underwritten registration of the Company's securities, unless the Company otherwise agrees.

        (c)  Transfers in Violation of Agreement.    Any Transfer or attempted Transfer of any Restricted Shares in violation of any provision of this Agreement will be void, and the Company will not record any such purported Transfer on its books or treat any purported transferee of such Restricted Shares as the owner thereof for any purpose.

  4.
  Adjustments.    In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or other change in the shares of Common Stock, the Committee may in its discretion make such adjustments in the number and type of Restricted Shares specified herein as it determines to be appropriate and equitable (and such adjustment will in no event be considered an amendment or modification of the Plan or of this Agreement). The issuance by the Company of shares of stock of any class, or options or securities exercisable or convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale, or upon the exercise of rights or warrants to subscribe therefor, or upon exercise or conversion of other securities, will not affect, and no adjustment by reason thereof will be made with respect to, the Restricted Shares.

        Without limitation of the foregoing, in the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company's obligations regarding Restricted Shares granted hereunder and that are outstanding on the date of such event will, on such terms as may be approved by the Committee prior to such event, be assumed by the surviving or continuing corporation or canceled in exchange for property (including cash).

  5.
  Definitions.

  "Change in Control" means the occurrence of one of the following events:

  (i)
  if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, other than an Exempt Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

  (ii)
  during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

  (iii)
  the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company's chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

  (iv)
  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a sale to an Exempt Person.

  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Committee" means the Compensation Committee of the Board. The membership of the Committee will be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 under the Securities Exchange Act and Section 162(m) of the Code.

        "Common Stock" means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

        "Company" means Allegiance Telecom, Inc., a Delaware corporation, and (except to the extent the context requires otherwise) any "subsidiary corporation" of Allegiance Telecom, Inc., as such term is defined in Section 424(f) of the Code.

        "Exempt Person" means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

        "Fair Market Value" of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (including for this purpose the Nasdaq National Market) (the "Market") for the date in question or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value will be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when Restricted Shares upon vesting are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to compute and pay the withholding taxes.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

  6.
  Miscellaneous Provisions.

        (a)  Mandatory Arbitration.    Subject to Paragraph (g) below and subject to matters covered by the securities laws, all claims, disputes, controversies or other matters in question arising under or relating to this Agreement (collectively, "Disputes") will, if unable to be resolved within 10 days of preliminary negotiation between you and the Company, be resolved through binding arbitration in accordance with the commercial arbitration rules and practices of the American Arbitration Association. Such arbitration will be in Dallas, Texas, or such other place as is mutually agreeable to you and the Company. The cost of each arbitration proceeding, including without limitation the arbitrator's compensation and expenses, hearing room charges, court reporter transcript charges, reasonable attorney fees and expenses, etc., will be allocated among the parties based upon the percentage which the portion of the contested amount in such Dispute not awarded to each party bears to the amount actually contested by such party. The parties hereto agree that, subject to Paragraph (g) below and subject to matters covered by the securities laws, mandatory arbitration under this Paragraph 6(a) will be the sole and exclusive remedy for resolving and remedying all Disputes hereunder.

        (b)  Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        (c)  Complete Agreement.    This Agreement and the Plan embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        (d)  Counterparts.    This Agreement may be executed in separate counterparts, none of which need contain the signature of more than one party hereto but each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

        (e)  Successors and Assigns.    Except as otherwise provided herein, this Agreement will bind the parties hereto and their respective successors and assigns and will inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns whether so expressed or not.

        (f)    Choice of Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

        (g)  Equitable Remedies.    You and we agree and acknowledge that money damages would not be an adequate remedy if you or any other holder of Restricted Shares were to breach any of the provisions of Paragraph 3 hereof, and that the Company (or any third-party beneficiary hereof) may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of Paragraph 3 of this Agreement.

        (h)  Amendment, Modification, or Waiver.    The provisions of this Agreement may be amended, modified, or waived only with the prior written consent of the Company and either you or a majority (based on the number of Restricted Shares held) of the Participants negatively affected by a similar amendment made to their Restricted Stock Agreement.

        (i)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Illinois, the time period will be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

        (j)    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Dallas, Texas time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications will be sent to the following parties at the following addresses:

  To the Company:

  Allegiance Telecom, Inc.
  Attn: Lisa Sutter
  9201 North Central Expressway
  Dallas, TX 75231
  Telephone: (469) 259-2848
  Telecopy: (469) 259-9130

        To You: at the address listed in the Company's records.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notwithstanding anything herein to the contrary, the Company may provide you with written notice by sending you an email or posting information applicable to this Agreement and/or Plan on the Company's Intranet site.

        (k)  Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive.

        (l)    Delivery by Facsimile.    This Agreement and any amendments hereto to the extent signed and delivered by means of a facsimile machine, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party hereto will reexecute original forms thereof and deliver them to all other parties. No party hereto will raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

        (m)  Excise Tax.    If either (a) it is determined by the Internal Revenue Service or any other applicable governmental agency that any payment or distribution of any type to or for your benefit pursuant to this Agreement by the Company, any Person who acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Code and the regulations thereunder) or any affiliate of such Person (the "Total Payments") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), or (b) the Company or any such Person withholds any portion of such payment or distribution or otherwise seeks to reduce your benefits under this Agreement on account of the Excise Tax, then the Company and such Person shall be jointly and severally obligated to pay you an additional payment (a "Gross-Up Payment") in an amount such that, after payment by you of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The Company and such Person shall be obligated to pay all of your costs (including reasonable attorney fees and expenses) incurred in enforcing their obligations under this Paragraph 6(m).

        (n)  Taxable Income and Section 83(b) Election.    Under Section 83 of the Code, the excess of the Fair Market Value of the Restricted Shares on the date any forfeiture restrictions applicable to such shares lapse over the purchase price paid for those shares will be reportable as ordinary income on the lapse date (absent a deferral election pursuant to Paragraph 2(e) above). For this purpose, the term "forfeiture restrictions" includes the restrictions set forth in Paragraphs 2 and 3 above. Participant may elect under Code Section 83(b) to be taxed at the time the Restricted Shares are awarded pursuant to this paragraph, rather than when and as such Restricted Shares vest and cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement. The form for making this election is attached as Exhibit II. Participant understands that failure to make this filing within the applicable thirty (30) day period will result in the recognition of ordinary income as the forfeiture restrictions lapse. Participant acknowledges that it is Participant's sole responsibility, and not the Company's, to file a timely election under Code Section 83(b), even if Participant requests the Company or its representatives to make this filing on his or her behalf.

        IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement on the Award Date.

ALLEGIANCE TELECOM, INC.
By:
Name:	Royce J. Holland
Title:	Chief Executive Officer
PARTICIPANT

Name:

EXHIBIT I

         ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED                        hereby sell(s), assign(s) and transfer(s) unto Allegiance Telecom, Inc. (the "Company"),                         (    ) shares of the Common Stock of the Company standing in his or her name on the books of the Company represented by Certificate No.                        herewith and do(es) hereby irrevocably constitute and appoint                        Attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

Signature

INSTRUCTION: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the company to re-acquire the Restricted Shares upon forfeiture without requiring additional signatures on the part of the Participant.

EXHIBIT II

         ELECTION TO INCLUDE RESTRICTED STOCK IN GROSS INCOME PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

        On [                        ,    ], the undersigned acquired shares of restricted stock (the "Restricted Stock") of Allegiance Telecom, Inc., a Delaware corporation.

        Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Restricted Stock, to report as taxable income for the calendar year 200    the excess (if any) of the value of the Restricted Stock on [                                     ] over the purchase price thereof.

        The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

          1.    The name, address and social security number of the undersigned:

  [Name][Address][SSN]

          2.    A description of the property with respect to which the election is being made:            shares of common stock of Allegiance Telecom, Inc., a Delaware corporation.

          3.    The date on which the Restricted Stock was acquired: [                                    ] The taxable year for which such election is made: 200    .

          4.    The restrictions to which the property is subject: 34% of the Restricted Stock will vest on September 30, 2002 and the remaining amount will vest in eight equal quarterly installments thereafter.

          5.    The fair market value on [                        ,            ] of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 23-27: [                        ]

          6.    The amount paid and to be paid for such property: $[            ].

  * * * * *

        A copy of this election is being furnished to Allegiance Telecom, Inc. pursuant to Treasury Regulation § 1.83-2(e)(7). A copy of this election will be submitted with the 200    federal income tax return of the undersigned pursuant to Treasury Regulation § 1.83-2(c).

        Dated: [                                    ]

EXHIBIT III

FORM OF NOTICE OF DEFERRAL

[Dated at least six (6) months prior to a Vesting Date;
for the first Vesting Date of September 30, 2002, dated any time prior to June 30, 2002]

Allegiance Telecom, Inc.
9201 North Central Expressway
Dallas, TX 75231
Attn: Lisa Sutter, Stock Option Department
Fax: 469/259-9130

        Pursuant to section 2(e) of that certain Restricted Stock Agreement dated as of            , 2002, I hereby elect to defer the distribution of            shares of Vested Restricted Shares (the "Deferral Shares") which may vest on                        , until (any such date to which the shares are deferred, the "Deferral Date") [select option and fill in blanks]:

  •
  the earlier of (i) [date] [no earlier than the applicable original Vesting Date] and (ii) such time as the closing price of the Allegiance Telecom, Inc. common stock on Nasdaq closes at $            or higher [such stock price must be at least 20% higher than the closing price prior to the date of this deferral election]; or

  •
  [date] [no earlier than the applicable original Vesting Date].

        I understand that if I elect to defer distribution of stock certificates, no stock certificates representing the Deferral Shares will be delivered to me until the Deferral Date. I understand that my deferral is irrevocable and that I may make a deferral election once with respect to a particular vesting date. However, I also understand that the Restricted Stock Agreement referred to above has provisions that may "accelerate" the delivery of stock certificates in limited circumstances, notwithstanding my election to defer.

        This originally signed letter will be forwarded to Lisa Sutter.

Sincerely,

[Printed name and signature of employee]

QuickLinks

ALLEGIANCE TELECOM, INC. FORM OF RESTRICTED STOCK AGREEMENT PURSUANT TO THE 1998 STOCK INCENTIVE PLAN, AS AMENDED
EXHIBIT I
EXHIBIT II
EXHIBIT III